EXHIBIT 99.1

NEWS RELEASE

Gray Updates Guidance on Anticipated Results of Operations

For the Three-Months Ended September 30, 2013

Atlanta, Georgia – October 15, 2013. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced updated guidance for anticipated results from operations for the three-month period ended September 30, 2013 (the “third quarter of 2013”) as compared to the three-month period ended September 30, 2012 (the “third quarter of 2012”). Gray previously issued guidance on the anticipated results of operations for the third quarter of 2013 on August 8, 2013.

•	We expect our revenue (less agency commissions) to be between $87.8 million and $88.3 million (including approximately $1.3 million to $1.4 million of political advertising revenue) for the quarter ended September 30, 2013 compared to $102.9 million (which included $24.5 million of political advertising revenue) for the quarter ended September 30, 2012; and

•	We expect broadcast operating expenses to be between $53.5 million and $54.0 million, and corporate and administrative expenses to be between $4.5 million and $4.7 million, for the quarter ended September 30, 2013 compared to $52.0 million and $4.0 million, respectively, for the quarter ended September 30, 2012.

Gray is still in the process of finalizing its financial results for the third quarter of 2013, and this updated guidance has been prepared in good faith based upon Gray’s internal reporting for the third quarter of 2013. The above estimates represent the most current information available to Gray, but have not been subject to the normal financial closing and financial statement preparation processes. As a result, our actual reported results could be different and those differences could be material.

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations in 31 television markets broadcasting 46 channels affiliated with one of the “Big 4 Networks” (ABC, CBS, FOX and NBC) and 42 additional channels of programming. Twenty-two of our channels are affiliated with the CBS Network, eleven channels are affiliated with the NBC Network, eight channels are affiliated with the ABC Network and five channels are affiliated with the FOX Network.

Within a market, our additional broadcast channels are generally affiliated with networks different from those affiliated with our “Big 4 Network” channels, and are operated by us to make better use of our broadcast spectrum by providing supplemental and/or alternative programming to our “Big 4 Network” channels. Certain of our additional channels are affiliated with more than one network simultaneously. Our additional channels are affiliated with networks such as “MyNetworkTV”, the CW Network or the CW Plus Network, the MeTV Network, This TV Network, the Live Well Network and Antenna TV. We also broadcast eight local news/weather channels in certain of our existing markets. Our combined TV station group reaches approximately 6.2% of total United States households.

4370 Peachtree Road, NE * Atlanta, GA 30319

(404) 504-9828 * Fax (404) 261-9607

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the third quarter 2013 or other periods, internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of October 15, 2013. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2012 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

For information contact:	Web site: www.gray.tv
Hilton Howell	Jim Ryan
President and Chief Executive Officer	Senior V. P. and Chief Financial Officer
(404) 266-5512	(404) 504-9828